Exhibit 99.2

Crosstex International, Inc.

Financial Statements

April 30, 2005

Independent Auditor’s Report

To the Shareholders

Crosstex International, Inc.

Hauppauge, New York

We have audited the accompanying balance sheets of Crosstex International, Inc. as of April 30, 2005, 2004 and 2003, and the related statements of operations, retained earnings and cash flows for the years then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Crosstex International, Inc. as of April 30, 2005, 2004 and 2003, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

New York, New York	/s/ McGladrey & Pullen, LLP

July 25, 2005

McGladrey & Pullen, LLP is a member firm of RSM International,

an affiliation of separate and independent legal entities.

Crosstex International, Inc

Balance Sheets

April 30, 2005, 2004 and 2003

	2005	2004	2003

Assets
Current Assets:
Cash and cah equivalents	$2,586,397	$1,106,342	$1,044,100
Receivables:
Trade accounts receivable, net of allowance for doubtful accounts and sales rebates of $50,000 in 2005, $135,000 in 2004 and $50,000 in 2003	4,324,854	4,771,275	4,109,571
Other	11,752	11,124	10,478
Inventories	6,419,024	5,315,609	4,241,175
Miscellaneous receivable	—	—	135,000
Prepaid expenses	259,847	136,179	64,493
Prepaid income taxes	285,114	318,972	—
Deferred tax assets	9,715	7,670	—

Total current assets	13,896,703	11,667,171	9,604,817

Property, Plant and Equipment, net	7,998,100	8,357,434	5,937,127

Intangible and Other Assets:
Customer lists, net	25,000	41,667	—
Noncompete agreements, net	35,000	45,000	—
Goodwill	500,000	500,000	—
Deferred financing costs, net of accumulated amortization of $52,141, $42,925 and $33,710 in 2005, 2004 and 2003	40,013	49,231	58,446
Note receivable - other	36,192	46,992	58,116
Note receivable - officer	324,577	—	—
Officer’s life insurance cash surrender value	—	324,577	332,620
Deferred tax assets	—	—	5,800
Other	16,360	16,360	61,815

	977,142	1,023,827	516,797

	$22,871,945	$21,048,432	$16,058,741

See Notes to Financial Statements.

	2005	2004	2003

Liabilities and Shareholders’ Equity
Current Liabilities:
Current maturities of long-term debt	$1,227,476	$1,220,498	$905,104
Current maturities of notes payable - treasury stock	150,628	140,174	130,448
Accounts payable	1,217,882	1,970,638	1,845,355
Accrued liabilities	653,158	578,670	697,215
Advances to officer’s and employees	336,931	37,869	—
Current portion of deferred compensation	74,418	69,638	64,300
Income taxes payable	—	—	558

Total current liabilities	3,660,493	4,017,487	3,642,980

Long-term debt, less current maturities	5,191,839	6,419,341	5,219,039

Notes payable - treasury stock	889,390	1,090,071	1,230,245

Deferred compensation - long term	735,749	774,298	810,777

Deferred taxes	451,761	240,545	—

Total liabilities	10,929,232	12,541,742	10,903,041

Commitments

Shareholders’ Equity
Common stock, 500,000 shares authorized in 2005, 2004 and 2003; 120,592 shares issued in 2005, 2004 and 2003	2,836	2,836	2,836
Retained earnings	18,039,827	14,603,804	11,252,814

	18,042,663	14,606,640	11,255,650
Less: treasury stock, 379,408 shares in 2005, 2004 and 2003	(6,099,950)	(6,099,950)	(6,099,950)

	11,942,713	8,506,690	5,155,700

Total liabilities and shareholders’ equity	$22,871,945	$21,048,432	$16,058,741

See Notes to Financial Statements.

Crosstex International, Inc.

Statements of Income

Years Ended April 30, 2005, 2004 and 2003

	2005	2004	2003

Net sales	$47,387,846	$43,482,467	$37,754,514
Cost of goods sold	30,056,296	28,043,070	25,325,531

Gross profit	17,331,550	15,439,397	12,428,983

Operating expenses:
Selling, general and administrative	10,309,656	9,280,460	8,450,280
Depreciation and amortization	120,113	91,192	82,573

Operating income	6,901,781	6,067,745	3,896,130

Other (income) expense:
Other (income) expense, net	(33,589)	(129,460)	600
Interest income	(9,328)	(4,649)	(10,483)
Interest expense	606,135	562,032	606,597

Income before income taxes	6,338,563	5,639,822	3,299,416

Provision for income taxes	2,359,876	2,017,500	1,236,000

Net income	$3,978,687	$3,622,322	$2,063,416

See Notes to Financial Statements.

Crosstex International, Inc.

Statements of Shareholders’ Equity

Years Ended April 30, 2005, 2004 and 2003

	Common	Common	Retained		Treasury
	Shares	Amount	Earnings	Subtotal	Stock	Total

Balance, April 30, 2002	145,592	$2,836	$9,189,398	$9,192,234	$(5,399,950)	$3,792,284
Shares redeemed	(25,000)	—	—	—	(700,000)	(700,000)
Net income	—	—	2,063,416	2,063,416	—	2,063,416

Balance, April 30, 2003	120,592	2,836	11,252,814	11,255,650	(6,099,950)	5,155,700
Net income	—	—	3,622,322	3,622,322	—	3,622,322
Cash dividend	—	—	(271,332)	(271,332)	—	(271,332)

Balance, April 30, 2004	120,592	2,836	14,603,804	14,606,640	(6,099,950)	8,506,690
Net income	—	—	3,978,687	3,978,687	—	3,978,687
Cash dividend	—	—	(542,664)	(542,664)	—	(542,664)

Balance, April 30, 2005	120,592	$2,836	$18,039,827	$18,042,663	$(6,099,950)	$11,942,713

See Notes to Financial Statements.

Crosstex International, Inc.

Statements of Cash Flows

Years Ended April 30, 2005, 2004 and 2003

	2005	2004	2003

Cash Flows from Operating Activities:
Net income	$3,978,687	$3,622,323	$2,063,416
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,084,033	734,914	571,014
Intangibles’ amortization	26,667	13,333	—
Loss on sale of fixed assets	—	45,500	—
Deferred income taxes	209,171	238,675	300,000
Deferred financing costs amortization	9,218	9,215	9,216
Deferred compensation	(33,769)	(31,141)	(28,733)
Increase in cash surrender value of officer’s life insurance	—	70,801	45,028
Change in working capital components, net of effects of business combinations:
(Increase) decrease in:
Trade accounts receivable	446,421	(661,704)	(374,837)
Inventories	(1,103,415)	(674,434)	(84,972)
Prepaid expenses and other current assets	209,252	(307,893)	299,992
Increase in accounts payable and accrued liabilities	(678,268)	(158,262)	1,218,020

Net cash provided by operating activities	4,147,997	2,901,327	4,018,144

Cash Flows from Investing Activities:
Purchase of leasehold improvements and equipment	(724,699)	(1,100,721)	(1,515,403)
Payment for acquisition of businesses	—	(2,450,000)	—
Payments received on note receivable	10,172	10,478	3,356
Advances made on note receivable	—	—	(71,950)
Proceeds from sale of fixed assets	—	(250,000)	—
Advance on miscellaneous receivable	—	—	(135,000)
Procceds from life insurance policy	—	(62,758)	—
Purchase of intangible assets	—	(100,000)	—

Net cash (used in) investing activities	(714,527)	(3,953,001)	(1,718,997)

Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt	—	2,450,000	200,000
Payments on long-term debt	(1,410,751)	(1,064,752)	(961,949)
Purchase of treasury stock	—	—	(700,000)
Cash dividends	(542,664)	(271,332)	—

Net cash (used in) provided by financing activities	(1,953,415)	1,113,916	(1,461,949)

Net increase in cash and cash equivalents	1,480,055	62,242	837,198

Cash and cash equivalents:
Beginning	1,106,342	1,044,100	206,902

Ending	$2,586,397	$1,106,342	$1,044,100

See Notes to Financial Statements.

	2005	2004	2003

Supplemental Disclosures of Cash Flow Information
Cash payments for:
Interest	$601,469	$567,376	$567,326

Income taxes	$2,176,728	$2,091,857	$2,176,728

Supplemental Schedule of Noncash Investing and Financing Activities
Acquisition of businesses:
Fair value of net assets acquired:
Working capital assets	$—	$400,000	$—
Machinery and equipment	—	2,100,000	—
Intangibles	—	500,000	—
Working capital liabilities	—	(550,000)	—

Net cash purchase price	$—	$2,450,000	$—

See Notes to Financial Statements.

Crosstex International, Inc.

Notes to Financial Statements

Note 1.           Nature of Business

Crosstex International, Inc. (the “Company”) is engaged in the business of manufacturing and wholesale distribution of dental office supplies to customers located primarily in the United States of America, on credit terms which are established for individual customers.  The Company’s corporate headquarters and primary manufacturing facility is located in Hauppauge, New York.  The Company also operates in Sharon, Pennsylvania; Atlanta, Georgia; Los Angeles, California; Osaka, Japan and the Netherlands.

The Company celebrated its 50th Anniversary in December 2003.

Note 2.           Significant Accounting Policies

Use of estimates in the preparation of financial statements: The preparation of financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and cash equivalents: For purposes of reporting cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash. The Company also maintains cash in bank deposit accounts which at times may exceed federally insured limits. The Company has not experienced any losses in such accounts and does not believe it is exposed to any significant risk of loss on cash and cash equivalents.

Foreign currency translation: The functional currency of branch operations in Osaka, which is based in Japan, is the U.S. dollar. Accordingly, the monetary assets and liabilities of the branch location have been re-measured using the current rate of exchange, and non-monetary assets have been re-measured using the appropriate historical rates of exchange. Adjustments resulting from the translation of the financial statements of the branch operations are included in results of operations and are not significant.

Trade receivables: Trade receivables are carried at original invoice amount less an estimate made for doubtful receivables. The allowance for doubtful accounts is established through a provision for bad debts charged to expenses. Trade receivables are charged against the allowance for bad debts when management believes that the collectibility of the principal is unlikely. Recoveries of trade receivables previously written off are recorded when received. No interest is charged on customer accounts. The allowance is an amount that management believes will be adequate to absorb estimated losses on existing accounts receivable, based on an evaluation of the collectibility of the accounts receivable and prior bad debt experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the accounts receivable, overall accounts receivable quality, review of specific problem accounts receivable and current economic conditions that may affect the customer’s ability to pay. While management uses the best information available to make the evaluation, future adjustments may be necessary if there are significant changes in economic conditions. The allowance for doubtful accounts was $50,000, $135,000 and $50,000 at April 30, 2005, 2004 and 2003, respectively.

Inventories: Inventories are stated at the lower of cost (first-in first-out method) or market. The Company periodically reviews its inventory to determine whether any inventory has become obsolete or has declined in value, and charges operations for known and estimated inventory obsolescence.

Property, Plant and equipment: Property, plant and equipment are reported at cost. Depreciation is calculated using accelerated methods over the estimated useful lives of the assets, typically three to ten years. Leasehold improvements are reported at cost and are amortized over the lesser of the life of the lease or life of the improvements. Amortization of leasehold improvements is included with depreciation expense.

Intangible assets: Intangible assets are carried at cost, and the intangible assets subject to amortization are amortized on a straight-line basis over their estimated remaining useful lives with the exception of customer lists, which are amortized on an accelerated basis over the estimated remaining life.

Impairment of long-lived assets: The Company evaluates long-lived assets, which include leasehold improvements and equipment and intangible assets subject to amortization, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. If the estimated future cash flows (undiscounted and without interest charges) from the use of an asset are less than the carrying value, a write-down would be recorded to reduce the related asset to its estimated fair value in the period in which the determination is made. Management has determined that no impairment of long-lived assets existed as of April 30, 2005, 2004 and 2003.

Deferred financing costs: The Company capitalized financing costs and fees incurred related to the procurement of the mortgage notes payable. The Company is amortizing such costs as additional interest expense over the lives of the respective loans, which approximates the effective interest method.

Goodwill: The impairment analysis for goodwill includes a comparison of the Company’s carrying value of each reporting unit (including goodwill) to the Company’s estimated fair value.  The Company has determined that it has one reporting unit.  If the fair value of the reporting unit exceeds the carrying value, then no impairment of goodwill exists.  If the fair value of the reporting unit does not exceed its carrying value, then an additional analysis is performed to allocate the fair value of all assets and liabilities of the reporting unit as if the reporting unit had been acquired in a business combination and the fair value was the purchase price.  If the excess of the fair value of the reporting unit over the fair value of its identifiable assets and liabilities is less than the carrying value of recorded goodwill, an impairment charge is recorded for the difference.

In assessing the fair value of the reporting units, management must make assumptions about estimated future operating results and related cash flows and consider other factors, including comparable company information. Assumptions about future sales and cash flows require significant judgment involving economic conditions, the fluctuation of actual revenue and the timing of expenses. Management develops future sales estimates based on available customer information, planned timing of new products, planned timing and costs of promotional events and historical trends. Estimates of future cash flows assume that expenses will grow at historical rates. If the expected cash flows are not realized, impairment losses, which could be material, may be recorded in the future.

The Company has chosen April 30 as its annual measurement date. Management has determined that no impairment existed as of April 30, 2005 and 2004. As a result, there were no impairment charges recorded for the years then ended.

Income taxes: Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards and deferred tax liabilities are recognized for taxable differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

The Company is a C corporation and, as such, is taxed as a corporation.

Revenue recognition: Sales are recognized as revenue primarily upon the passage of title, ownership and risk of loss to the customer.  The Company also offers certain customers volume rebate allowances based on meeting certain sales targets. As a result, a provision for estimated sales volume rebates is recorded in the period in which the related sales are recognized based on contractual terms and historical sales volumes for those customers, which is an amount that management believes will be adequate to provide for future volume rebates.  Sales rebates are charged against the allowance for sales rebates when the actual sales rebate is paid.  The provision for estimated sales rebates is material to these financial statements and could differ from actual sales rebates.  The allowance for sales rebates was approximately $485,000, $307,000, and 250,000 at April 30, 2005, 2004 and 2003, respectively.

Advertising costs: All advertising costs are expensed as incurred. Total advertising expense was approximately $385,000, $410,000 and $333,000  for 2005, 2004 and 2003, respectively.

Shipping and handling costs: The Company includes shipping and handling fees billed to customers in net sales. Shipping and handling costs associated with freight are included in cost of goods sold and totaled approximately $1,296,000, $1,163,000  and $984,000  for 2005, 2004 and 2003, respectively.

New accounting pronouncement: Effective November 2004, the Financial Accounting Standards Board issued SFAS No. 151, Inventory Costs.  SFAS No. 151 amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing”, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage).  This statement requires that those items be recognized as current period charges regardless of whether they meet the criterion of “so abnormal”.  The provisions of this statement are effective for inventory costs incurred during fiscal years beginning after June 15, 2005 and the Company does not expect the adoption of this statement to have a significant impact on their operations.

Note 3.           Concentrations

Customers: Four customers accounted for approximately 53.5% of sales for the year ended April 30, 2005.  Three customers accounted for approximately 41.5% and 41.4% of sales for each of the years ended April 30, 2004 and 2003.  At April 30, 2005, 2004 and 2003, accounts receivable from these customers accounted for approximately 28.1%, 23.3% and 20.1%, respectively, of the total accounts receivable.

Note 4.           Business Acquisitions

On November 29, 2004, the Company acquired substantially all of the net assets of a business (a manufacturer and distributor of dental office supplies) located in Sharon, Pennsylvania.  The results of these operations have been included in the financial statements since that date.

The aggregate purchase price, including expenses directly related to the transaction, was approximately $2,450,000. The consideration for this transaction was financed through senior debt in the form of a seven-year term note (Note 8).  The following table summarizes the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition.

Working capital assets	$400,000
Machinery and equipment	2,100,000
Working capital liabilities	(550,000)

Net assets acquired	1,950,000

Excess of purchase price over fair value	500,000

Purchase price	$2,450,000

The excess purchase price over the fair value has been assigned to goodwill.

Also in 2004, the Company acquired certain assets of a business that manufactured and distributed face shields and masks with shields.  The aggregate purchase price was $120,000.  The consideration for the transaction was paid through the Company’s working capital.  The following table summarizes the estimated fair value of the assets acquired at the date of the transaction.  The fair value of the assets acquired consisted of $20,000 in machinery and equipment, and $100,000 in intangible assets.  The intangible assets have been assigned to a customer list and non-compete agreement in the amount of $50,000 each.  The customer list and non-compete agreement will be amortized over their expected useful lives of three to five years.

Note 5.           Acquired Intangible Assets

The following is a summary of the Company’s acquired intangible assets subject to amortization as of April 30:

	2005
	Gross		Net
	Carrying	Accumulated	Carrying
	Amount	Amortization	Value
Subject to amortization:
Customer list	$50,000	$25,000	$25,000
Noncompete agreement	50,000	15,000	35,000

	$100,000	$40,000	$60,000

	2004
	Gross		Net
	Carrying	Accumulated	Carrying
	Amount	Amortization	Value
Subject to amortization:
Customer list	$50,000	$8,333	$41,667
Noncompete agreement	50,000	5,000	45,000

	$100,000	$13,333	$86,667

Changes in the net carrying value of goodwill for the years ended April 30 are as follows:

Balance, April 30, 2002	$—
Acquired during the year	—
Balance, April 30, 2003	—
Acquired during the year	500,000
Balance, April 30, 2004	500,000
Acquired during the year	—
Balance, April 30, 2005	$500,000

Future amortization amounts for intangible assets are as follows:

Year ending April 30:

2006	$26,667
2007	18,333
2008	10,000
2010	5,000

$60,000

Amortization expense recognized on all amortizable intangibles totaled $26,667 and $13,333 for the years ended April 30, 2005 and 2004, respectively.  No intangible assets were held during the year ended April 30, 2003.

Note 6.           Inventories

Inventory consists of the following at April 30, 2005, 2004 and 2003:

	2005	2004	2003

Raw material	$2,323,146	$1,604,463	$1,160,447
Finished goods	4,095,878	3,711,146	3,080,728

	$6,419,024	$5,315,609	$4,241,175

Note 7.           Property, Plant and Equipment

Property, plant and equipment consist of the following at April 30, 2005, 2004 and 2003:

	2005	2004	2003

Land	$227,987	$227,987	$227,987
Building and leasehold improvements	2,414,446	2,259,446	2,259,446
Computer equipment	145,149	147,413	119,418
Furniture and fixtures	84,211	86,541	76,541
Machinery and equipment and other	9,628,752	9,063,877	6,138,504

	12,500,545	11,785,264	8,821,896
Less: Accumulated depreciation and amortization	4,502,445	3,427,830	2,884,769

	$7,998,100	$8,357,434	$5,937,127

Note 8.           Debt

The Company has an agreement with a bank to provide financing.  The agreement provides the Company with the ability to borrow a maximum of $2,000,000 in the form of a line of credit, which expires in October 2005, and term loan facilities.

The line of credit requires monthly payments of interest at a rate equal to the bank’s prime rate or LIBOR rate.  There were no amounts outstanding on the line of credit facility as of April 30, 2005, 2004 and 2003.

The entire facility is secured by substantially all the Company’s assets and contains various restrictive financial covenants and restrictions on the incurrence of additional debt, acquisitions, and the maintenance of a minimum interest coverage ratio and a maximum leverage ratio.

At April 30, 2005, 2004 and 2003, the Company was obligated under loan agreements with various financial institutions as follows:

	2005	2004	2003

Mortgage note payable in the amount of $2,640,000, which bears interest at 8.76% per annum and final payment is due in September 2019	$2,282,820	$2,359,352	$2,429,465

Term Loan in the amount of $2,500,000, which bears interest at 8.51% per annum and final payment is due in August 2007	979,696	1,291,888	1,583,348

Term Loan in the amount of $1,600,000, which bears interest at 4.91% per annum and final payment is due in August 2007	626,966	826,766	1,013,330

Term Loan in the amount of $2,450,000, which bears interest at 5.09% per annum and final payment is due in March 2007	2,070,833	2,420,833	—

Equipment Loan in the amount of $375,000, which bore interest at 7.15% per annum and final payment was due in 2003	—	—	75,000

Equipment Loan in the amount of $400,000, which bears interest at 6.3% per annum and final payment is due in February 2007	146,667	226,667	306,667

Equipment Loan in the amount of $510,000, which bears interest at 6.6% per annum and final payment is due in April 2007	204,000	306,000	408,000

Equipment Loan in the amount of $500,000, which bears interest at 7.45% per annum and final payment is due in March 2011	108,333	208,333	308,333

	6,419,315	7,639,839	6,124,143

Less: Current maturities of long-term debt	1,227,476	1,220,498	905,104

Total long-term debt	$5,191,839	$6,419,341	$5,219,039

Aggregate maturities of long-term debt as of April 30, 2005, excluding notes payable related to treasury stock transactions are as follows:

2006	$1,227,476
2007	1,712,768
2008	449,406
2009	458,472
2010	468,365
Thereafter	2,102,828

$6,419,315

Note 9.           Deferred Compensation Agreements

In connection with agreements between the Company and certain key officers and former owners, provision has been made for the future compensation of such individuals by the Company upon their retirement.  The present value of the estimated future liability under the agreements is being accrued over the expected remaining years to the date when the employee is first eligible for benefits.  On May 1, 1998, one of the key officers retired and began collecting under his agreement.

The deferred compensation is to be paid to the individuals over a ten year period commencing upon the attainment of the age of sixty, or upon the officer’s later retirement from the Company, or if he becomes totally disabled.  Under certain circumstances, benefits are payable to the surviving spouse.

Amounts charged to expense under these agreements for 2005, 2004 and 2003 amounted to approximately $34,000, $37,000 and $39,000, respectively.

Note 10.         Acquisition of Treasury Stock

In December 2001, the Company purchased 45,800 shares of its common stock from the widow of the founder and former Chairman for $1,809,000.  Partial financing for the transaction was provided by the seller in the form of an unsecured term-note.  The amount of the term note was $1,301,200 and provides for 120 monthly payments of principal and interest commencing in December 2001.  Interest is charged at a rate of 7% per annum.  The outstanding balance on this note at April 30, 2005, 2004 and 2003 was $904,077, $1,064,411and $1,167,258, respectively.

In January 2003, the Company purchased 25,000 shares of its common stock from the wife of its President.  Partial financing for the transaction was provided by the seller in the form of an unsecured term-note.  The amount of the term note was $200,000 and provides for seventy-two monthly payments of principal and interest commencing in February 2003.  Interest is charged at a rate of 8% per annum.  The outstanding amount on this note at April 30, 2005, 2004 and 2003 was $135,941, $165,834 and $193,436, respectively.

Note 11.         Retirement Plan

The Company maintains a discretionary profit sharing plan covering substantially all of its employees.  Funding to the Plan is made from Company contributions.  The Company funded approximately $326,000, $312,000 and $307,000 to the Plan for the years ended April 2005, 2004 and 2003, respectively.

Note 12.         Commitments and Related Party Transactions

Operating leases: The Company has entered into several agreements to lease certain of their manufacturing facilities and warehouse facilities in the United States.   In addition, the Company has warehouse facilities in the United States and Japan that they currently rent on a month-to-month basis.  The leases, including month-to-month leasing arrangements provide for aggregate monthly payments of approximately $62,000 and expire at different periods through 2015.

Total rental expense amounted to approximately $765,000, $461,000 and $367,000 for the years ended April 30, 2005, 2004 and 2003, respectively.

The minimum annual payment requirements as of April 30, 2005 are as follows:

2006	$595,000
2007	585,000
2008	488,000
2009	367,000
2010	100,000
Thereafter	547,000

$2,682,000

Subsequent to April 30, 2005, the shareholders of the Company purchased the warehouse and manufacturing facility used by the Company in Sharon, PA. The building is currently occupied by the Company and the new owners are continuing to lease the facility to the Company.  In May 2005, the Company entered into a ten-year lease, with an initial base rent of $88,800 and annual escalations of 3% per annum.

Consulting agreement: In connection with the acquisition of certain equipment related to the manufacturing of masks during 2004, the Company entered into a five-year consulting agreement with the former owner of the manufacturer.  The agreement requires annual consulting payments equal to 4% of the net sales of face shields and masks with shields.  In the year ended April 30, 2005 the Company expensed approximately $101,000 under the terms of the consulting agreement.   No expense was recorded in 2004.

Related parties:  In January 2004, the Company entered into a loan agreement with one of its shareholders.   The Company loaned the shareholder an amount equal to the premiums paid on a life insurance policy owned by the shareholder.    The loan balance plus any accrued interest (at 3.52%) is to be repaid upon the death of the shareholder and is secured by the shareholder’s life insurance policy.  As of April 30, 2005, the outstanding loan balance was $324,577.

Advances to officers and affiliates are short-term obligations and non-interest bearing.

Note 13.         Income Tax Matters

The components of income tax expense for the years ended April 30, 2005, 2004 and 2003 are as follows:

	2005	2004	2003

Current:
Federal	$1,935,000	$1,607,210	$863,700
State	215,705	171,615	72,300

	2,150,705	1,778,825	936,000

Deferred	209,171	238,675	300,000

	$2,359,876	$2,017,500	$1,236,000

Net deferred tax assets (liabilities) consist of the following components as of April 30, 2005, 2004 and 2003:

	2005	2004	2003

Deferred tax assets (liabilities):
Inventory capitalization	$9,715	$7,670	$—
Deferred compensation	294,372	304,712	301,856
Property and equipment	(746,133)	(545,257)	(296,056)

	$(442,046)	$(232,875)	$5,800

The components giving rise to the net deferred tax assets (liabilities) described above have been included in the accompanying balance sheet as of April 30, 2005, 2004 and 2003 as follows:

	2005	2004	2003

Current assets	$9,715	$7,670	$—

Non current assets	294,372	304,712	301,856
Non current (liabilities)	(746,133)	(545,257)	(296,056)

Non current assets (liabilities), net	$(451,761)	$(240,545)	$5,800

Note 14.         Subsequent Events

In May 2005, the Company purchased certain assets, including intangibles, of a manufacturer and distributor of rubber tips that attach to dental suction tubes.  The purchase price was approximately $647,000 plus the cost of inventory, which was approximately $97,000.

Effective as of August 1, 2005, Cantel Medical Corp. acquired the Company through the acquisition of all of the issued and outstanding capital stock of the Company.  The purchase price, of $74.2 million, comprised of approximately $67.4 million in cash and 384,821 shares of Cantel Medical Corp. stock (valued at approximately $6.8 million).  In addition, there is a further $12.0 million potential earnout payable to the seller of the Company over three years based on the achievement by the Company of certain targets of adjusted EBIT.  The cash portion of the purchase price is subject to adjustment based on the net asset value of the Company as of July 31, 2005.  As a result of the acquisition, the Company became a wholly-owned subsidiary of Cantel Medical Corp.